PROGEN
                                                              INDUSTRIES LIMITED


                          NEW PLACEMENT TERMS ANNOUNCED


BRISBANE  AUSTRALIA,  FRIDAY  OCTOBER  31, 2003, Progen Industries Limited (ASX:
PGL, Nasdaq: PGLAF) today announced that the terms of the placement agreement announced on September 18 have been renegotiated.

As a consequence of the Nasdaq Biotechnology Index falling greater than 10% since the date of signing of the agreement and today, the terms of the placement agreement signed with Taylor Collison Limited (Taylor Collison) on September 18 are no longer valid. Progen and Taylor Collison entered into a new unconditional agreement where 3.8 million shares were placed at $1.40 per share raising a total $5.3 million. This placement is in accordance with ASX Listing Rule 7.1 subject to shareholders ratification at today's Annual General Meeting of the Share Purchase Placement in June. The new funds will be applied to pursue a strategic growth strategy for the company that intends to build a robust pipeline of drug candidates that will support the long-term objectives of the company.

Stephen Chang, Progen's Chairman commented "This capital injection will bring our cash reserves to $15 million and with our current burn rate this will give us over 24 months of cash reserves. As we look to the future, we are determined to focus our resources on what we do best, and what holds the greatest value proposition, and that is the drug development. The success we have had so far in human clinical trials, with our lead drug candidate, PI-88, attests to our ability in the area of oncology drug development, and now it is time for us to develop a larger portfolio of future drugs to follow on after PI-88."

Progen's clinical trial program is showing great promise. The first PI-88 Phase II trial, which was in Multiple Myeloma, has been concluded with PI-88 meeting the trial efficacy endpoints. PI-88 is also yielding encouraging data as a single-agent in a Phase I solid tumor trial, where one third of cancer patients treated to date have experienced stable disease over periods up to 27 months. These data are forming an important part of the licensing package of PI-88. The out-licensing push for PI-88 is now gaining momentum and ongoing discovery and in-licensing activities will be supported by capital from the current raising.


ENDS


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KEYWORDS  -  Progen, Taylor Collison, cancer, PI-88, Phase I, Phase II, clinical trials,  antiangiogenesis.

WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:

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
Bonus options offered to shareholders            www.progen.com.au/news/latest_news.cfm?item=311.0
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Progen to manufacture Prima's Ph II drug         www.progen.com.au/news/latest_news.cfm?item=310.0
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Progen Secures Institutional Share Placement     www.progen.com.au/news/latest_news.cfm?item=308.0
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Good Financials Bolster Progen's Strategy        www.progen.com.au/news/latest_news.cfm?item=304.0
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PI-88 achieves Efficacy Endpoint Phase II Trial  www.progen.com.au/news/latest_news.cfm?item=299.0
                                                 -------------------------------------------------
Funds received from Share Purchase Plan          www.progen.com.au/news/latest_news.cfm?item=298.0
                                                 -------------------------------------------------
Encouraging sector news from ASCO                www.progen.com.au/news/latest_news.cfm?item=295.0
                                                 -------------------------------------------------
Additional Results Support Trial Program         www.progen.com.au/news/latest_news.cfm?item=293.0
                                                 -------------------------------------------------
PI-88 mode of action                             www.progen.com.au/researchdevelopment/pi-88.cfm
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Progen Industries Ltd                            www.progen.com.au
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ABOUT PROGEN:
Progen Industries Limited is an Australian based, globally focused biotechnology company  committed  to the discovery, development and commercialisation of small molecule  pharmaceuticals  for  the  treatment  of  various  diseases.

Progen's three key areas of expertise are:

     - CLINICAL DEVELOPMENT via a comprehensive clinical trials programme involving its two lead compounds - PI-88 and PI-166.
     - DRUG DISCOVERY projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
     - COMMERCIAL SERVICES including the manufacture of biopharmaceutical products to world-class standards and distribution of high technology consumable products for large multinational and biotechnology clients.

     CONTACTS:

     PROGEN INFORMATION:
     Sarah Meibusch                             Lewis Lee
     Business Development Manager               Managing Director
     Progen Industries Limited                  Progen Industries Limited
     T:  61 7 3273 9100                         Ph: 61 7 3273 9100
     E: Sarah.Meibusch@progen.com.au
     -------------------------------




This press release contains forward-looking statements that are based on current management expectations and prevailing market conditions. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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